Exhibit 99.1

Savient Pharmaceuticals, Inc. Receives FDA Approval for Nuflexxa (1% Sodium Hyaluronate) for the Treatment of Pain in Osteoarthritis of the Knee

EAST BRUNSWICK, NJ, December 7, 2004– Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) announced today it received approval from the U.S. Food and Drug Administration (FDA) for its premarket approval application (PMA) for Nuflexxa™ (1% Sodium Hyaluronate). Nuflexxa is indicated for the treatment of pain in osteoarthritis (OA) of the knee in patients who have failed to respond adequately to conservative non-pharmacologic therapy and simple analgesics (e.g., acetaminophen). The product is also approved in Europe where it will be marketed under the brand name Euflexxa™.

Nuflexxa is the first and only non-avian derived HA approved in the U.S. It is a product of Bio-Technology General (Israel) Ltd., Savient’s wholly-owned subsidiary.

Savient is in the process of completing a supplement to the labeling to support room temperature storage versus the refrigerated expiration dating approved by the FDA. The supplement is expected to be submitted early in the first quarter of 2005.

The Company is in late-stage negotiations with a global marketing partner for both Nuflexxa in the United States and Euflexxa in Europe. These negotiations are expected to conclude early in 2005.

“We are pleased to have reached this milestone in the development of Nuflexxa. We believe its commercialization in 2005 represents additional value to our previously announced potential divestiture of our subsidiary Bio-Technology General (Israel) Ltd.,” said Christopher G. Clement, President and CEO of Savient Pharmaceuticals, Inc.

The US CDC and the Arthritis Foundation report that the number of Americans with arthritis or chronic joint symptoms in 2002 was estimated at 70 million (1 in 3 adults), twice the prevalence of 1985. According to a study recently published by Millennium Research Group, in 2004 the U.S. market for hyaluronic acid (HA) treatments of osteoarthritis is approximately $350 million, an increase of 11% from 2003.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is engaged in developing, manufacturing, and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets. Products marketed by Savient in the United States are Oxandrin(R) (oxandrolone, USP) and Delatestryl(R) (testosterone enanthate). The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin(TM) (recombinant human growth hormone), BioLon(R) (sodium hyaluronate for ophthalmic surgery), Bio-Hep-B(R) (hepatitis B vaccine), and Arthrease(TM) (sodium hyaluronate for osteoarthritis). Products marketed by Savient’s licensees are Mircette(R) (oral contraceptive), and BioLon(R) in the United States, and Bio-Tropin(TM), BioLon(R), Bio-Hep-B(R), Silkis(R) (vitamin D derivative), and recombinant human insulin, in international markets. Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company’s strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the Company’s new strategic direction and its potential effects on the Company’s business are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company’s business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company’s product portfolio through in-licensing; disruption of management and costs associated with the divestiture of the Company’s operations in Israel; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company’s products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company’s intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

SOURCE: Savient Pharmaceuticals, Inc.

CONTACTS:

Wolfe Axelrod Weinberger Associates Don Weinberger – 212-370-4500	Savient Pharmaceuticals, Inc. Jenene Thomas – 732-565-4716